Schedule C-1(a)(b)

Amazonas Florestal, Inc.: Common Stockholders & Directors and Directors

			Beneficial Ownership Number of Shares		Beneficial Ownership Percentage Owned
Name	Age	Position	Before Closing	After Closing	Before Closing	After Closing
Michael Ibar	35	President/CEO/CFO	1,200,000	4,200,000	6%	5.83%
Reny De Oliveira	56	Vice President/Director[1]	3,200,000	11,200,000	16%	15.55%
Pedro De Oliveira Sa	34	Vice President/Director[1]	3,200,000	11,200,000	16%	15.55%
Keitiane Da Gama Silva	26	Secretary/Treasurer/Director[1]	3,200,000	11,200,000	16%	15.55%
Candido Ibar	67	Director[1]	5,200,000	18,200,000	26%	25..7%
Stephen Wayner	67	Director[1]	N/A2	N/A2	N/A2	N/A2
Ricardo Cortez	47	Director[1]	3,200,000	11,200,000	16%	15.55%
[1] First Directorship of a reporting company [2] Less than 5% of the outstanding common stock

Schedule C-1(c)

Amazonas Florestal, Inc.: Secretary Certificate

Schedule C-1(d)

Amazonas Florestal, Inc.: Articles of Incorporation & By Laws

Documentation attached as “Schedule C-1(d)”

Schedule C-1 (e)

AMZO Shareholder Approval and Consent

AMAZONAS FLORESTAL, INC.

(a Florida corporation)

ACTION OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING

COMMON STOCK

WITHOUT A MEETING BY WRITTEN CONSENT

March 5, 2012

            The undersigning being a shareholding a majority of the outstanding Common Stock of Amazonas Florestal, Inc., a Florida corporation (the “Company”), do hereby consent and approve the following resolutions on this Fifth day of March, 2012

Approval by the Holders of a Majority of the Outstanding Common Stock

RESOLVED, the undersigned shareholders have approved Share Exchange Agreement w/ Ecologic Transportation, Inc. and there wholly owned subsidiary Ecologic Systems, Inc.; it was further

RESOLVED, The Share Exchange Agreement and all accompanying disclosures and attachments were presented to the meeting and hereby approved and adopted and annexed; it was further

General Authorization

RESOLVED, that the President such other officers as he may designate are hereby authorized, empowered and directed to take any and all action necessary or desirable to carry out the provisions of said Agreements.

            The undersigned shareholders of this Company hereby affix their signature to this Action of the Board of Directors in their capacity as a of majority shareholders.

{Signatures Appear On Following Page / Remainder of Page Intentionally Left Blank}

The undersigned being the Majority Shareholders of Common Stock in Amazonas Florestal, Inc. (a Florida Corporation).

By: /s/ Michael Ibar

      Michael Ibar

      CEO& President

By: /s/ Candido Ibar

       Candido Ibar

By: /s/ Keitiane Da Gama Silva

      Keitiane Da Gama Silva

By: /s/ Stephen Wayner

      Stephen A. Wayner

By: /s/ Ricardo Cortez

       Ricardo Cortez

By: /s/ Reny De Oliveira

      Reny De Oliveira

By: /s/ Pedro De Oliveira Sa

      Pedro De Oliveira Sa

By:  /s/ Aitor Arrieta

       Aitor Arrieta

Schedule C-2

Amazonas Florestal, Inc. Current Liabilities:

As of the date of the Agreement, Amazonas Forestal, Ltda. has the following liabilities:

1.      Taxes payable of $7,714 representing property taxes owed to the Recieta Federal/ Federal government for the land Fazenda Jaturana

2.      Forest Management Fees Payable of $80,414 representing monies owed to Jander Lucio de Souza Cruz and Franco dos Santos Yamane for the purchase of two Forest Management Plans/Timber Projects.

Schedule C-3

Amazonas Florestal, Inc. : Leases, Subleases, and other Claims

AMZO has no subleases, claims, capital expenditures, or other property interests with the exception of the property described in the Appraisal, with an appraised value of $46,983,989.

Schedule C-4

Amazonas Florestal, Inc. Material Contracts:

As of the date of the Agreement, AMZO had no material contracts.

Schedule C-5

Amazonas Florestal, Inc. Financial Statements:

AMAZONAS FLORESTAL INC.
BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS
Current Assets
Cash	$2,495	$-
Accounts receivable	42,898	-
Total Current Assets	45,393	-

Non-Current Assets
Inventory	195,519	195,519
Land	46,983,989	46,983,989
Total Non-Current Assets	47,179,508	47,179,508
TOTAL ASSETS	$47,224,901	$47,179,508

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Fees Payable	$-	$7,700
Due to Shareholder	-	9,928
Taxes Payable	7,714	-
Forest Management Rights Payable	80,414	90,000
Total Liabilities	88,128	107,628

Stockholders' Equity
Common stock; 20,000,000 authorized, no par value; zero and 20,000,000 issued and outstanding as of December 31, 2010 and 2011	100,000	-
Additional Paid In Capital	46,983,989	46,983,989
Retained Earnings	52,784	87,891
Total Stockholder’s Equity	47,136,773	47,071,880
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$47,224,901	$47,179,508

AMAZONAS FLORESTAL INC.
STATEMENTS OF OPERATIONS

	December 31,	December 31,
	2011	2010

Revenue	$71,563	$-

Cost of goods sold	57,682	-

Net income from operations	13,881	-

General and administrative expenses	58,574	17,628

Operating income (loss)	(35,107)	(17,628)

Other Income
Gain on purchase of projects	-	105,519
Translation gain on payable	9,586	-
Total Other Income	9,586	105,519
Net (loss)	$-	$(35,107)

Net (loss) per common share - basic and diluted	$(0.00)	$(0.00)
Weighted average common shares outstanding - basic and diluted	20,000,000	20,000,000

Schedule C-6

Amazonas Florestal, Inc. Auditors Report:

Labrozzi & Company, P.A.

Business Advisory and CPA Services

To the Shareholders:

Amazonas Florestal, LLC
1110 Brickell Avenue
Miami, FL 33131

We have audited the accompanying balance sheet of Amazonas Florestal, LLC for the period from inception (July 9, 2010) through December 31, 2010, and the related statements of operations, changes in members' equity, and cash flows for the year then ended. These financial statements are the responsibility of Amazonas Florestal, LLC's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amazonas Florestal, LLC, for the period from inception (July 9, 2010) through December 31, 2010 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

1041 SW 9 Court * Miami, FL 33130
Phone: (305)-857-0879 * Fax (305)-675-4687
www.labrozzicpa.com * dlabrozzi@gmail.com

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has been in the development stage since its inception (July 9, 2010) and continues to incur losses. The Company's viability is dependent upon its ability to obtain future financing and the success of future operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Lazzi & Co. PA

Miami, Florida
May 11, 2011

Schedule C-7

Amazonas Florestal, Inc. Accounts Receivable:

As of the date of the Agreement, AMZO had accounts receivable of $42,898, due from a single customer.

Schedule C-8

Amazonas Florestal, Inc. Current Inventory:

As of the date of the Agreement, AMZO had the following inventory, stated at lower of cost or net realizable value:

Semi-hard wood	$80,163
Hardwood	115,356

$195,519

Schedule C-9

Amazonas Florestal, Inc. Capital Expenditures and Property Interests:

AMZO has no capital expenditures or other property interests, with the exception of the following:

1.      Land with an appraised value of $46,983,989  (see SCHEDULE C-10(b) Appraisal of Property Interest)

Schedule C-10

Amazonas Florestal, Inc. Appraisal of Property Interests:

        Property, plant, and equipment at December 31 consisted of the following:

	Range of Useful Lives	2011
Land	N/A	$46,983,989

		$46,983,989

Fazenda Jatuarana is a rural forest property of 36,481.629 hectares located in the municipality of Apui, 260 nautical miles south-south east of the City of Manaus, capital of the state of Amazonas in Brazil.  Title was rendered by all of the pertinent authorities to the previous owners in compliance with law no 1826 of the Brazilian Civil Code and published in the Diario Oficial, as required by such law on the 30th of December, 1987, under article number 26,391 on that date.  The property is located at the geographical coordinates from point F-8A, at Latitude 07.31’04, 18468 South and Longitude 60,32’12,36491” WGr, with flat coordinates UTM 771.837,95 East and 9.168,238,55 North. The property is inscribed registered in the State Land Office under Protocol 409028, with Registry number 399638 Lv8, effective through seal number AG030633 and digital verifier 7E3-6084-2080-DCO7, in the name of AMAZONAS FORESTAL INC.

Schedule C-11

Amazonas Florestal, Inc. New Liabilities:

AMZO has incurred no new liabilities through the Closing Date.

However, after the Closing Date and during the Escrow Period and thereafter, AMZO will continue to incur liabilities in the ordinary course of business, and in connection with the Agreement and residual matters relating thereto (including legal fees).

Schedule C-12

Amazonas Florestal, Inc. Regulatory Good Standing Issues:

AMZO is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite power and authority to carry on its business as now being conducted.  AMZO has no regulatory good standing issues.

Schedule C-13

Amazonas Florestal, Inc. Insurance:

AMZO does not currently maintain any insurance policies.

Schedule C-14

Amazonas Florestal, Inc. Litigation; Governmental Investigations:

There is no material Legal Proceeding or Order (a) pending or, to the knowledge of any of AMZO, threatened or anticipated against or affecting AMZO, its assets or business); (b) that challenges or that may have the effect of preventing, making illegal, delaying or otherwise interfering with any of the Transactions; or (c) related to AMZO’s business or AMZO’s assets.  To the knowledge of AMZO, there is no reasonable basis for any such Legal Proceeding or Order.